Exhibit 10.28
Aruba / Flextronics
Amendment #1 to Manufacturing Services Agreement
This Amendment is made and entered into as of May 5, 2007 (“Effective Date”) by and between Flextronics Sales and Marketing North Asia (L) Ltd. (“Flextronics”) and Aruba Networks, Inc. (“Aruba”), and amends the Manufacturing Services Agreement dated January 1, 2005 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
RECITALS
     A. Aruba and Flextronics desire to amend the Agreement to authorize NetGear to return defective Products to Flextronics on Aruba’s behalf.
     B. In accordance with Section 10.3 of the Agreement, any term of the Agreement may be amended only with the written consent of both parties.
     The parties agree as follows:
1.	The following modification shall be made to Section 6.1:
The fifth sentence shall be replaced in its entirety to read:

“Aruba, or Aruba’s authorized agent (including Authorized Purchasers) (“Agent”), may return defective Products, freight collect, after returning a return material authorization (“RMA”) number from Flextronics to be displayed on the shipping container and completing a failure report.”

A new sentence shall be added after the fifth sentence as follows:

In the event the defective Products are being returned by an Agent, Aruba or Agent on behalf of Aruba will request the RMA number from Flextronics for use when returning the defective Products to Flextronics.
2.	Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Aruba and Flextronics have each caused this Amendment to be executed by its duly authorized representative, as of the day and year first above written.

FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD		ARUBA NETWORKS, INC.

By:	/s/ Manny Marimuthu	By:	/s/ Adam D. Levy

Print Name:	Manny Marimuthu	Print Name:	Adam D. Levy

Title:	Director	Title:	Corp. Counsel